Exhibit A

Funds

Series	Effective Date
First Trust North American Energy Infrastructure Fund	6/15/2012
First Trust Tactical High Yield ETF	2/20/2013
First Trust Senior Loan Fund	4/1/2013
First Trust Strategic Income ETF	7/25/2014
First Trust Enhanced Short Maturity ETF	8/6/2014
First Trust Low Duration Opportunities ETF	10/10/2014
First Trust SSI Strategic Convertible Securities ETF	11/2/2015
First Trust Long Duration Opportunities ETF	12/31/2018
First Trust EIP Carbon Impact ETF	08/13/2019
FT Cboe Vest S&P 500 Dividend Aristocrats Target Income ETF	02/24/2021
First Trust Limited Duration Investment Grade Corporate ETF	11/12/2021
FT Cboe Vest Rising Dividend Achievers Target Income ETF	10/18/2022
FT Energy Income Partners Strategy ETF	10/28/2022
FT Cboe Vest DJIA® Dogs 10 Target Income ETF	04/24/2023
First Trust Intermediate Government Opportunities ETF	07/26/2023
First Trust Intermediate Duration Investment Grade Corporate ETF	07/28/2023
FT Cboe Vest SMID Rising Dividend Achievers Target Income ETF	08/03/2023
FT Cboe Vest Technology Dividend Target Income ETF	08/03/2023